Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2012, relating to the consolidated financial statements of Gran Tierra Energy Inc. and the effectiveness of Gran Tierra Energy Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Gran Tierra Energy Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Calgary, Canada

August 1, 2012